 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2016

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Gears Road, Suite 780, Houston, Texas	77067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Assignment, Assumption and Amendment to Line of Credit and Notes Agreement

On April 11, 2016, Lucas Energy, Inc. (the “Company”, “we” or “us”), Target Alliance London Limited (“TALL”), and Silver Star Oil Company (“Silver Star”), entered into an Assignment, Assumption and Amendment to Line of Credit and Notes Agreement (the “Assignment Agreement”). Pursuant to the Assignment Agreement, Silver Star assigned its rights under that certain Non-Revolving Line of Credit Agreement dated August 30, 2015 and effective August 28, 2015 (the “Line of Credit”) and ownership of a $200,000 Convertible Promissory Note sold by us to Silver Star thereunder dated February 10, 2016, to be effective on February 8, 2016 (the “February Note”), to TALL in consideration for $200,000. Additionally, Silver Star provided us a release from any liability in connection with the Line of Credit and prior Convertible Promissory Notes sold to Silver Star by us. The Assignment Agreement also amended the Line of Credit and terms of any future Convertible Promissory Notes sold thereunder, to (a) decrease the total amount available for borrowing under the Line of Credit to $1.8 million (previously we had the right to borrow up to $2.4 million thereunder), unless the parties mutually agree to provide for loans of up to $2.4 million (provided that $1 million has already been borrowed under such Line of Credit to date); (b) increased the monthly advance limit under the Line of Credit from $200,000 to $250,000 per month; (c) increased the conversion price of any future notes sold under the Line of Credit to $3.25 per share (previously the conversion price was $1.50 per share, provided that the conversion price of the February Note remained at $1.50 per share); (d) amended the requirements for us to seek stockholder approval of the issuance of shares of common stock upon conversion of the notes to require us to seek stockholder approval at the same time as we seek stockholder approval for the shares issuable pursuant to the terms of our December 2015 Asset Purchase Agreement; (e) ratified the addition of a 9.99% ownership blocker to the February Note and any future notes sold under the Line of Credit; and (f) formally removed certain transaction approval rights under the Line of Credit which previously required us to receive approval of Silver Star in the event we desired to enter into certain transactions outside the usual course of business. The Assignment Agreement also extended the due date of the February Note and all future notes sold under the Line of Credit to April 11, 2017. As additional consideration for TALL agreeing to the terms of the Assignment Agreement, we agreed, subject to NYSE MKT listing approval and where applicable stockholder approval under applicable NYSE MKT rules and regulations, to grant TALL warrants to purchase 51,562 shares of common stock at an exercise price of $3.25 per share, for each $250,000 loaned pursuant to the terms of the amended Line of Credit. Finally, the Assignment Agreement provided that the sale of all securities issued or granted pursuant to the Line of Credit and all future notes sold thereunder would be subject to that certain April 6, 2016 (a) Securities Purchase Agreement and (b) Stock Purchase Agreement, entered into between the Company and an accredited investor, as described by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2016, including a restriction on the Company selling not more than $250,000 per month in private placements of securities, subject to all such securities being restricted for a period of six months from their issuance date.

The foregoing description of the Assignment Agreement and warrants do not purport to be complete and are qualified in their entirety by reference to the Assignment Agreement and form of Common Stock Purchase Warrant, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Assignment, Assumption and Amendment to Line of Credit and Notes Agreement, dated April 11, 2016, by and between Target Alliance London Limited; Silver Star Oil Company; and Lucas Energy, Inc.

10.2*	Form of Common Stock Purchase Warrant provided by Lucas Energy, Inc. to Target Alliance London Limited

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By:	/s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: April 15, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Assignment, Assumption and Amendment to Line of Credit and Notes Agreement, dated April 11, 2016, by and between Target Alliance London Limited; Silver Star Oil Company; and Lucas Energy, Inc.

10.2*	Form of Common Stock Purchase Warrant provided by Lucas Energy, Inc. to Target Alliance London Limited

* Filed herewith.